Exhibit 4.13

Execution Version

BRIDGE LOAN AGREEMENT

by and between

VIVOPOWER USA LLC

a Delaware limited liability company

(“Borrower”)

and

NEW ENERGY SOLAR US CORP.

a Delaware corporation

(“Lender”)

Dated as of May 25, 2018

_______________________________________________

Table of Contents

Page

Section 1.	Definitions; Rules of Construction	2
1.1.	Definitions	2
1.2.	Rules of Interpretation.	9

Section 2.	The Loan.	10
2.1.	The Loan	10
2.2.	Interest.	10
2.3.	Conditions Precedent to Initial Disbursement of Loan Proceeds	11
2.4.	Conditions Precedent to Final Disbursements of Loan Proceeds.	12
2.5.	Waivers of Conditions Precedent	12
2.6.	The Loan Ledger	12
2.7.	Disbursement Procedure.	12
2.8.	Prepayments	13
2.9.	Loan Payments	13
2.10.	Taxes	13

Section 3.	Representations and Warranties	13
3.1.	Existence; Compliance With Laws	13
3.2.	Power; Authorization; Enforceability	14
3.3.	No Contravention	14
3.4.	Financial Statements	14
3.5.	Solvency	15
3.6.	No Event of Default	15
3.7.	Sole Business; No Employees.	15
3.8.	Litigation	15
3.9.	Equity Interests/Subsidiaries	15
3.10.	Accounts	15
3.11.	Labor Disputes and Acts of God	15

Section 4.	Affirmative Covenants	16
4.1.	Conduct of Business and Maintenance of Existence	16
4.2.	Compliance with Laws	16
4.3.	Payment of Liabilities and Taxes	16
4.4.	Contractual Obligations	17
4.5.	Use of Loan Proceeds	17
4.6.	Enforcement of Project Documents and Tax Equity Documents	17
4.7.	Deposits into Controlled Account	17
4.8.	Inspection	17
4.9.	Further Assurances	18

Section 5.	Negative Covenants	18
5.1.	Indebtedness	18
5.2.	Liens	18
5.3.	Distributions	19
5.4.	Limitations on Restrictive Agreements	19

5.5.	Sale of Assets	19
5.6.	Transfer of Interests	19
5.7.	Loans; Investments; Etc.	19
5.8.	Fundamental Changes	19
5.9.	Change of Business; Use of Site	20
5.10.	Modification of Organizational Documents; Material Consents	20
5.11.	Affiliates	20
5.12.	Accounts	20
5.13.	Loan Proceeds	20
5.14.	Contingent Liabilities	20
5.15.	Name and Location; Fiscal Year	20

Section 6.	Events of Default	20
6.1.	Payment of Obligations	20
6.2.	Failure to Perform Provisions of Loan Documents	21
6.3.	Representations and Warranties	21
6.4.	Default under Other Indebtedness	21
6.5.	Liquidation, Termination, Dissolution, Etc.	22
6.6.	Bankruptcy	22
6.7.	Judgments	22
6.8.	Material Adverse Effect	22

Section 7.	Rights and Remedies	22
7.1.	Rights and Remedies	22
7.2.	Remedies Under Loan Documents.	22
7.3.	Interest on Late Payments	23
7.4.	Liens, Set-Off	23
7.5.	Enforcement Costs	23
7.6.	Application of Proceeds	23
7.7.	Remedies, Etc.; Cumulative	24

Section 8.	Miscellaneous	24
8.1.	Course of Dealing; Amendment	24
8.2.	Waiver	24
8.3.	Notices	25
8.4.	Costs and Expenses	26
8.5.	Applicable Law; Consent to Jurisdiction	26
8.6.	Waiver of Jury Trial	26
8.7.	Assignment	27
8.8.	Limitation on Liability	27
8.9.	Indemnification.	27
8.10.	Entire Agreement	28
8.11.	No Advisory or Fiduciary Responsibility; No Partnership, Etc.	28
8.12.	Severability	28
8.13.	Survival	28
8.14.	Binding Effect; Assignment	28
8.15.	Time of Essence	28
8.16.	Duplicate Originals and Counterparts	28

ii

8.17.	No Third Party Beneficiary	29
8.18.	Non-Usurious Interest	29
8.19.	Publicity	29
8.20.	Headings	29

Schedule 1.1 – EPC Matters

Schedule 3.10 – Borrower Accounts

iii

BRIDGE LOAN AGREEMENT

THIS BRIDGE LOAN AGREEMENT (this “Agreement”), is made as of May 25, 2018 (the “Effective Date”) by and between VIVOPOWER USA LLC, a Delaware limited liability company (the “Borrower”) and NEW ENERGY SOLAR US CORP., a Delaware corporation (the “Lender”).

RECITALS

WHEREAS, certain of the terms used in these Recitals are defined in Section 1.1 of the Agreement;

WHEREAS, Borrower is in the business of developing and owning solar photovoltaic facilities throughout the United States through its subsidiaries;

WHEREAS, two (2) of Borrower’s wholly-owned subsidiaries VivoPower US-NC-31 LLC, a Delaware limited liability company (“Vivo NC-31”) and VivoPower US-NC-47 LLC, a Delaware limited liability company (“Vivo NC-47”) hold interests in, respectively, a 34.2 MW (AC) solar photovoltaic facility in Maxton County, North Carolina (the “NC-31 Solar Project”) and a 33.8 MW (AC) solar photovoltaic facility in Robeson County, North Carolina (the “NC-47 Solar Project” and together with the NC-31 Solar Project, the “Solar Projects”);

WHEREAS, (i) Vivo NC-31 owns 100% of the Class B Membership Interests in US-NC-31 Sponsor Partner, LLC, a Delaware limited liability company (“NC-31 Sponsor Partner”), (ii) which owns one hundred percent (100%) of the issued and outstanding membership interests of US-NC-31 Sponsor, LLC, a Delaware limited liability company (“NC-31 Sponsor”), (iii) which in turn owns, together with Firstar Development, LLC, as tax equity investor, one hundred percent (100%) of the issued and outstanding membership interests of IS-31 Holdings, LLC, a Delaware limited liability company (“NC-31 TE Partnership”), (iv) which in turn owns one hundred percent (100%) of the issued and outstanding membership interests of Innovative Solar 31, LLC, a North Carolina limited liability company (“NC-31 Project Company”), which has developed and owns the NC-31 Solar Project;

WHEREAS, (i) Vivo NC-47 owns 100% of the Class B Membership Interests in US-NC-47 Sponsor Partner, LLC, a Delaware limited liability company (“NC-47 Sponsor Partner”), (ii) which owns one hundred percent (100%) of the issued and outstanding membership interests of US-NC-47 Sponsor, LLC, a Delaware limited liability company (“NC-47 Sponsor”), (iii) which in turn owns, together with Firstar Development, LLC and USB RETC Fund 2017-1, LLC, a Delaware limited liability company, as tax equity investors, one hundred percent (100%) of the issued and outstanding membership interests of IS-47 Holdings, LLC, a Delaware limited liability company (“NC-47 TE Partnership”), (iv) which in turn owns one hundred percent (100%) of the issued and outstanding membership interests of Innovative Solar 47, LLC, a North Carolina limited liability company (“NC-47 Project Company” and together with NC-31 Project Company, the “Project Companies”), which has developed and owns the NC-47 Solar Project;

WHEREAS, subsidiaries of Lender NES US NC-31 LLC and NES US NC-47 LLC (“NES Buyers”) intend to enter into a Membership Interest Purchase Agreement (the “MIPA”) with Vivo NC-31 and Vivo NC-47 for the purchase by NES Buyers of Vivo NC-31’s and Vivo NC-47’s Class B Membership Interests in NC-31 Sponsor Partner and NC-47 Sponsor Partner, respectively (the “Class B Acquisition”);

WHEREAS, Borrower has requested that Lender make loans to Borrower, subject to the terms and conditions of this Agreement; and

WHEREAS, Lender is willing to make such loans upon the terms and conditions of this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises, the representations and agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.     Definitions; Rules of Construction.

1.1.     Definitions. The following terms, when used in this Agreement, shall have the following meanings unless otherwise indicated:

“Affiliate” of a specified Person means any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified, or who holds or beneficially owns fifty percent (50%) or more of the equity interests in the Person specified or fifty percent (50%) or more of any class of voting securities of the Person specified.

“Agreement” has the meaning provided in the introductory paragraph hereto.

“Applicable Laws” means, with respect to any Person, all laws, statutes, rules, regulations, ordinances, judgments, settlements, orders, decrees, injunctions, permits and writs of any Governmental Authority having jurisdiction over such Person or the Solar Projects, as applicable.

“Bankruptcy Event” shall mean with respect to any Person,

(i)     such Person shall commence any case, proceeding or other action (x) under any existing or future Applicable Laws relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (y) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or such Person shall make a general assignment for the benefit of its creditors;

(ii)     there shall be commenced against such Person any case, proceeding or other action of a nature referred to in clause (i) above which (x) results in the entry of an order for relief or any such adjudication or appointment, (y) remains undismissed, undischarged or unbonded for a period of sixty (60) days or (z) the petition commencing the involuntary case is not timely controverted;

(iii)     there shall be commenced against such Person any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof;

(iv)     such Person shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or

(v)     such Person shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required to close.

“Casualty Insurance Proceeds” means any and all proceeds of any insurance, indemnity, warranty or guaranty payment from time to time with respect with any damage to, or destruction in whole or in part of, the Solar Projects or any Collateral.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property which is subject or is intended to become subject to the security interests or liens granted in favor of the Lender by the Borrower or any other Person under any of the Loan Documents.

“Contractual Obligation” of any Person, means any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound, other than the Obligations.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” is defined in the introductory paragraph of Section 6.

“Deposit Account Control Agreement” means, if requested by Lender pursuant to Section 4.7, a Deposit Account Control Agreement, by and among, Borrower, Lender and the applicable depositary bank, together with all Supplements thereto.

“Disbursement” means the Initial Disbursement or Final Disbursement.

“Distributions” means, collectively, with respect to the Borrower, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, fees, income, payments, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of its Equity Interests in any or on account of any Project Entity, from time to time received or receivable by, or otherwise distributed to, the Borrower in respect of or in exchange for any or all of such Equity Interests.

“ECCA” means that certain (i) Equity Capital Contribution Agreement, dated July 29, 2016 among NES US NC-31 LLC, Vivo NC-31 and NC-31 Sponsor Partner and (ii) Equity Capital Contribution Agreement, dated October 25, 2016 among NES UC NC-47 LLC, Vivo NC-47 and NC-47 Sponsor Partner.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Enforcement Costs” is defined in Section 7.5.

“Equity Interest” means with respect to a Person, any (a) stock, partnership interest, membership interest or other equity interest in such Person or (b) any option, warrant or other direct or indirect right to acquire, convert into or exchange for an equity interest in such Person.

“Event of Default” is defined in the introductory paragraph of Section 6.

“Final Disbursement” is defined in Section 2.4.

“GAAP” means generally accepted accounting principles in the United States of America consistently applied.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Holding Company Operating Agreement” has the meaning defined in the ECCA.

“IFRS” means the International Financial Reporting Standards.

“Indebtedness” of any Person at any date means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person under leases which are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable, (e) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or property), (f) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit or other similar instrument, (g) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person or is non-recourse to such Person, (h) all Indebtedness of others guaranteed directly or indirectly by such Person or as to which such Person has an obligation substantially the economic equivalent of a guarantee, (i) all net ordinary course settlement or other obligations of such Person under any Hedging Agreement or (j) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement are limited to repossession or sale of such property).

“Initial Disbursement” is defined in Section 2.3.

“Investments” has the meaning set forth in Section 5.7.

“Lender” has the meaning provided in the introductory paragraph hereto.

“Lien” means, with respect to an asset, any mortgage, pledge, hypothecation, assignment (as security), deposit arrangement, encumbrance, lien (statutory or other), charge, warrant, deed of trust, claim, restriction (whether on voting, sale, transfer, disposition or otherwise), assessment, variance, purchase right, right of first refusal, reservation, encroachment, irregularity, deficiency, default, defect, adverse claim, interest, restrictive covenant, easement or other security interest, or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever having substantially the same economic effect as any of the foregoing (including any conditional sale or other title retention agreement and any capital lease), and the authorized filing of, or any agreement to give, any financing statement relating to any such asset or property under the Uniform Commercial Code of any jurisdiction or any interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“LLCA” means that certain (i) Amended and Restated Operating Agreement, dated July 29, 2016 of NC-31 Sponsor Partner, between NES US NC-31 LLC and Vivo NC-31 and (ii) Amended and Restated Operating Agreement, dated October 25, 2016 of NC-47 Sponsor Partner, between NES US NC-47 LLC and Vivo NC-47.

“Loan” has the meaning set forth in Section 2.1.

“Loan Documents” means this Agreement, the Security Documents, any financing statements or other similar documents filed, recorded or delivered in connection with the foregoing, and any other instrument, document or agreement both now and hereafter executed, delivered or furnished by Borrower evidencing, guaranteeing, securing, or in connection with this Agreement or all or any part of the Obligations, together with all Supplements thereto.

“Loan Ledger” is defined in Section 2.6.

“Loan Proceeds” means all amounts disbursed as part of the Loan, whether disbursed directly to Borrower or otherwise.

“Material Adverse Effect” means (i) any change, circumstance, occurrence, or effect that is materially adverse to (A) the operations, business, properties, condition (financial or otherwise), of the Borrower and the Project Entities; (B) the Borrower’s ability to perform the Obligations; (C) the legality, validity, binding effect or enforceability of this Agreement or any other Loan Document; or (D) the rights of Borrower under any Material Project Document; or (ii) any change, circumstance, occurrence, or effect that is, or could reasonably be expected to be, materially adverse to (x) the rights of the Lender under this Agreement, (y) title to or value of the Solar Projects and the Collateral, or (z) the validity or priority of the security interest in the Collateral created and granted by the Loan Documents.

“Material Project Counterparty” means a party to a Material Project Document other than a Loan Party.

“Material Project Document” means the Principal Project Documents (as defined in each of the ECCAs), together with all permitted Supplements thereto.

“Maturity Date” means the earlier of (i) the closing of the Class B Acquisition and (ii) June 30, 2018, which date shall be subject to one 30-day automatic extension if approval from Federal Energy Regulatory Commission has not been received for the Class B Acquisition, sufficient to permit the closing of the Class B Acquisition by such date, with any further extensions subject to the sole discretion of Lender.

“Maximum Loan Amount” means the amount of Four Million Dollars ($4,000,000).

“Obligations” means all present and future Indebtedness, loans, advances, debts, liabilities (including any indemnification or other obligations that survive the termination of this Agreement and other Loan Documents) and obligations of any kind and nature whatsoever (including guarantee obligations) of the Borrower to the Lender of any kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, both now existing and hereafter arising under, as a result of, on account of, or in connection with, the Loan, this Agreement and any and all Supplements thereto, or any of the other Loan Documents, including, without limitation, future disbursements, principal, interest, indemnities, fees, late charges, Enforcement Costs, and other costs and costs and expenses, whether direct, contingent, joint, several, matured or unmatured, whether from time to time reduced and thereafter increased, or entirely extinguished and thereafter reincurred, together with all extensions, renewals and replacements thereof.

“Operative Documents” means, collectively, the Organizational Documents (including the Tax Equity Documents), the ECCA, the Project Documents and the LLCA.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Permit” means all permits, licenses, approvals and authorizations of any Governmental Authority.

“Permitted Equity Encumbrance” means, with respect to any entity (a) those restrictions on transfer or ownership imposed by applicable securities laws and (b) restrictions imposed on transfer or ownership set forth in the applicable governing documents of such entity.

“Permitted Liens” means (a) the rights and interests of the Lender created by this Agreement and the other Loan Documents; (b) Liens for any Tax, assessment or other governmental charge not yet due or that are being contested in good faith by appropriate proceedings, so long as reserves have been established in accordance with GAAP, as the jurisdiction requires, in an amount sufficient so that any Taxes, assessments, accrued interest thereon or other charges or fees determined to be due may be promptly paid in full when such contest is determined, or other adequate provision for payment thereof shall have been made, and such amounts are promptly paid when due after resolution of such contest if required by such resolution; (c) materialmen’s, mechanics’, workers’, repairmen’s, employees’ or other like Liens, arising in the ordinary course of business for amounts not yet due or for amounts being contested in good faith and by appropriate proceedings so long as a bond or other security reasonably satisfactory to the Lender has been posted or provided in such manner and amount reasonably satisfactory to the Lender so as to ensure that any amount determined to be due will be promptly paid in full when such contest is determined, and such amounts are promptly paid when due after resolution of such contest if required by such resolution; (d) exceptions to title with respect to any real property interest of a Project Company that does not interfere in any material respect, in the Lender’s reasonable judgment (for the avoidance of doubt, any such exception included in a title commitment approved by the Lender shall be considered approved), with Borrower’s ability to own and operate the Solar Projects in the ordinary course of business; (e) Liens, deposits or pledges to secure statutory obligations or performance of bids, tenders, contracts (other than for the repayment of Indebtedness or as covered under clause (c) of this definition) or leases, incurred in the ordinary course of business, not to exceed Fifty Thousand Dollars ($50,000) in the aggregate at any time; (f) Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which cash reserves, bonds or other security (in the case of any such other security, in form and substance reasonably acceptable to the Lender) have been provided or are fully covered by insurance; (g) involuntary liens created by the Project Documents which are junior to the Lien of the Loan Documents, in an aggregate sum of less than Twenty Five Thousand Dollars ($25,000), and which the Borrower is contesting in good faith by appropriate proceedings; (h) any other Lien not described in clauses (a) through (g) above so long as any such Liens (1) shall not have been voluntarily granted by the Borrower, (2) shall be for an amount not to exceed Twenty Five Thousand Dollars ($25,000) in the aggregate at any time, and (3) are being contested in good faith and are vacated, discharged, stayed or bonded pending appeal within thirty (30) days after the creation thereof; (i) Liens on the Class B Membership Interests in NC-31 Sponsor Partner and NC-47 Sponsor Partner created pursuant to the MIPA and (j) Liens on the membership interests in VivoPower (USA) Development LLC, a Delaware limited liability company as described on Schedule 1.1. With respect to assets consisting of Equity Interests, only the items included in clause (a) and, if applicable, clause (i) and (j) shall be Permitted Liens.

“Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, limited liability limited partnership, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.

“Pledge Agreement” the Pledge Agreement dated of even date herewith, executed by and between Borrower and the Lender, together with all Supplements thereto.

“Proceeds” means collectively, Casualty Insurance Proceeds, any refunded interconnection deposits or other refunds of deposits under any Project Document, any termination payments received under the Project Documents, and any payments received from permitted sales pursuant to Section 5.5.

“Project Companies” has the meaning given to such term in the Recitals to this Agreement.

“Project Documents” means, collectively, each Material Project Document and any Additional Project Document executed after the Effective Date, together with any and all other material contracts to which the Borrower is a party or of which the Borrower is a beneficiary, relating to the development, design, construction, installation, maintenance, ownership, operation sale or delivery of the Solar Projects, together with all Supplements thereto.

“Project Entities” means Vivo NC-31, NC-31 Sponsor Partner, NC-31 Sponsor, NC-31 TE Partnership, NC-31 Project Company, Vivo NC-47, NC-47 Sponsor Partner, NC-47 Sponsor, NC-47 TE Partnership, and NC-47 Project Company.

“Security Agreement” means the Security Agreements dated of even date herewith, executed by each of Vivo NC-31 and Vivo-NC-47 and the Lender, together with all Supplements thereto.

“Security Documents” means the Pledge Agreement, Security Agreements, the Deposit Account Control Agreement (if applicable), any financing statements or other similar documents filed, recorded or delivered in connection with the foregoing, and any other instrument, document or agreement granting or otherwise relating to a security interest in the Collateral.

“Solar Projects” has the meaning given to such term in the Recitals to this Agreement.

“Solvent” with respect to any Person as of any date of determination, means that on such date (a) the present fair salable value of the property and assets of such Person exceeds the debts and liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the property and assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, including contingent liabilities, as such debts and other liabilities become absolute and matured, (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts and liabilities, including contingent liabilities, beyond its ability to pay such debts and liabilities as they become absolute and matured, and (d) such Person does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” as to any Person, means any corporation, partnership, limited liability company, joint venture, trust or estate in which more than 10% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class of such corporation may have voting power upon the happening of a contingency), (b) the interest in the capital or profits of such partnership, limited liability company, or joint venture or (c) the beneficial interest in such trust or estate, in each case, is at the time directly or indirectly owned or controlled through one or more intermediaries, or both, by such Person.

“Supplement” or “Supplements” means any and all extensions, renewals, modifications, amendments, restatements, consents, supplements and substitutions.

“Tax Equity Documents” has the meaning defined in the ECCA.

“Taxes” means any and all present or future income, stamp or other taxes, levies, imposts, duties, charges, fees or withholdings (including backup withholding), in each case in the nature of a tax, imposed by any Governmental Authority, together with any interest, additions to tax or penalties imposed thereon and with respect thereto.

“Uniform Commercial Code” or “UCC” means, as applicable, the Uniform Commercial Code of the jurisdiction the law of which governs the document in which such term is used or which governs the creation or perfection of the Liens granted thereunder.

1.2.     Rules of Interpretation.

(a)     The singular includes the plural and the plural includes the singular.

(b)     The word “or” is not exclusive.

(c)     A reference to any Applicable Law includes any amendment or modification to such Applicable Law, and all regulations, rulings and other Applicable Laws promulgated under such Applicable Law.

(d)     A reference to a Person includes its successors and permitted assigns.

(e)     Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer.

(f)     The words “include,” “includes” and “including” are not limiting.

(g)    A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document.

(h)    References to or definitions of any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time (to the extent permitted under the Loan Documents) and in effect at any given time.

(i)     The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

(j)     References to “days” shall mean calendar days, unless the term “Business Days” shall be used. References to a time of day shall mean such time in New York, New York, unless otherwise specified.

(k)    The Loan Documents are the result of negotiations between, and have been reviewed by Borrower, Lender and their respective counsel. Accordingly, the Loan Documents shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against Borrower or Lender.

(l)     The words “will” and “shall” shall be construed to have the same meaning and effect.

(m)    The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 2.     The Loan.

2.1.     The Loan. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties herein set forth, the Lender agrees to make a loan (the “Loan”) to the Borrower in the principal amount of up to the Maximum Loan Amount pursuant to the Initial Disbursement and the Final Disbursement as requested by the Borrower in writing in accordance with Section 2.7; provided that the Lender shall not be required to make any Disbursement on or after the Maturity Date. The Loan Proceeds, after paying legal and other closing costs associated with the Loan, will be disbursed to Borrower according to Borrower’s wire instructions provided to Lender.

2.2.     Interest. The outstanding principal balance of the Loan shall bear interest at a fixed rate of twelve percent (12%) per annum applied on a pro rata monthly basis to the principal amount of the Loan, payable no later than the Maturity Date.

2.3.     Conditions Precedent to Initial Disbursement of Loan Proceeds. The obligation of Lender to disburse the initial Loan Proceeds in an amount equal to the sum of (x) Two Million Four Hundred Thousand Dollars ($2,400,000) plus (y) the costs and expenses to be paid pursuant to Section 2.3(j) as set forth on the agreed funds flow (such sum, the “Initial Disbursement”) is subject to the satisfaction (or waiver by Lender) of the following conditions in a manner acceptable to the Lender on or before June 30, 2018:

(a)     Loan Documents. The Lender shall have received fully executed and, if applicable, properly notarized original copies of the Loan Documents in form and substance acceptable to the Lender in its sole discretion.

(b)     Representations and Warranties. All representations and warranties made in this Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date of the Disbursement.

(c)     Default or Event of Default. No Event of Default or Default shall have occurred and be continuing under any of the Loan Documents.

(d)    Material Adverse Effect. No event or circumstance having a Material Adverse Effect shall have occurred since the date of the financial statements delivered to the Lender.

(e)     Liens, Searches. The Lender shall have received lien, litigation and bankruptcy searches which evidence that all Collateral is free and clear of all Liens other than Permitted Liens and Liens evidencing the Indebtedness referred to in Section 2.3(i) , and that the Borrower and the Project Entities and all assets of the Borrower and Project Entities are not subject to any bankruptcy or insolvency proceeding or any litigation.

(f)     Financial Statements. The Lender shall have received and approved unaudited financial statements of the Borrower for the year ended December 31, 2017 and the quarter ended March 31, 2018 establishing that there has been no material adverse change in the financial condition of such parties since the date of the most recent financial statements provided to the Lender.

(g)    Delivery of Collateral. The Lender shall have received the original certificated Equity Interests for all applicable Collateral.

(h)    UCC Filings. All applicable UCC-1 Financing Statements necessary to perfect the Collateral shall be in appropriate form for recording by the Lender in the appropriate recording offices.

(i)    Payment of Debt to SolarTide, LLC. Borrower shall have paid all outstanding Indebtedness to SolarTide, LLC (which payment may be made from proceeds of the Initial Disbursement), evidenced by a payoff letter from SolarTide, LLC and a UCC-3 termination statement in form and substance reasonably acceptable to Lender.

(j)       Payment of Loan Expenses. Borrower shall have paid to the Lender the amount of all invoiced legal and other closing costs and expenses associated with the Loan (which payment may be made from proceeds of the Initial Disbursement).

(k)     Closing Certificate. The Lender shall have received, in form and substance satisfactory to it, a certificate of Borrower, certified by an authorized representative of Borrower, including (i) the Organizational Documents of Borrower, (ii) resolutions of the board of directors (or other relevant governing body) of Borrower approving the transaction and each Loan Document, (iii) an incumbency certification, and (iv) a good standing certificate from the Secretary of State of Delaware with respect to the Borrower. The Closing Certificate for the Borrower shall also include all Organizational Documents for Vivo NC-31 and Vivo NC-47.

2.4.     Conditions Precedent to Final Disbursements of Loan Proceeds. The obligation of Lender to disburse the final Loan Proceeds in an amount equal to the sum of (x) the Maximum Loan Amount less (y) the amount of the Initial Disbursement (the “Final Disbursement”) is subject to the satisfaction (or waiver by Lender) of the following conditions in a manner acceptable to Lender on or before June 30, 2018 (unless the condition to Section 2.4(b) has not been satisfied, in which case such outside date shall be extended day-for-day until the satisfaction of Section 2.4(b)):

(a)     The conditions precedent to the Initial Disbursement as set forth in Section 2.3 shall remain satisfied (including, without limitation, those identified in paragraphs (a) through (d) thereof).

(b)     Lender, or an Affiliate thereof, shall have closed on its corporate credit facility from KeyBank National Association.

2.5.     Waivers of Conditions Precedent. The failure of the Lender to insist upon strict performance of the requirements for any disbursement shall not be deemed a waiver of the Lender’s right to later insist upon strict compliance with such requirements for any subsequent disbursement.

2.6.     The Loan Ledger. The Lender will maintain on its books a loan ledger (the “Loan Ledger”) with respect to payments of the Loan, the accrual and payment of interest on the Loan and all other amounts and charges owing to the Lender in connection with the Loan. Except for manifest error, the Loan Ledger shall be conclusive as to all amounts owing by the Borrower to the Lender in connection with and on account of the Loan; provided that neither the failure to make any such notation nor any error in such notation shall affect the validity of Borrower’s obligations to repay the full unpaid principal amount of the Loan or the other obligations of Borrower hereunder.

2.7.     Disbursement Procedure.

(a)     Subject to the terms and conditions set forth herein (including the satisfaction of the applicable conditions precedent set forth in Sections ☒2.3 and 2.4 and any additional conditions set forth in this Agreement or any of the other Loan Documents, the Borrower may request a Disbursement of the Loan (in the amounts of the Initial Disbursement or Final Disbursement, as applicable) by delivering to the Lender up to five (5) Business Days (or such shorter period as Lender may agree) prior to the proposed date of Disbursement, a Disbursement request in form and substance satisfactory to the Lender; provided, that the Initial Disbursement may be disbursed on the date of this Agreement without the requirement for such notice.

(b)     Provided that all of the conditions precedent set forth in Section 2.3 and 2.4 have been satisfied as well as and any additional conditions set forth in this Agreement or any of the other Loan Documents (as applicable), the Lender shall make the Final Disbursement not later than the fifth (5th) Business Day following the Lender’s receipt of the Disbursement request (or such shorter period as Lender may agree).

(c)     If at any time after the delivery of the Disbursement request, the Lender becomes aware that any condition to the Disbursement was not satisfied or has ceased to be satisfied, then the Lender may, by notice to the Borrower, cancel the Disbursement.

2.8.     Prepayments. The Borrower shall have the right to prepay the Loan in whole only, without premium or penalty, which such prepayment will require the payment by the Borrower to the Lender of the total outstanding principal of the Loan in full.

2.9.     Loan Payments. Whenever any payment to be made by the Borrower under the provisions of this Agreement is due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, in the case of any payment which bears interest, such extension of time shall be included in computing interest on such payment. All payments of principal, interest, fees or other amounts to be made by the Borrower under the provisions of this Agreement shall be paid without deduction, set-off or counterclaim to the Lender at the Lender’s office specified in Section 8.3 hereof or at such other place as the Lender may designate in writing to the Borrower, in lawful money of the United States of America in immediately available funds. Except as otherwise expressly provided herein or in the other Loan Documents, payments made by Borrower under this Agreement or the other Loan Documents shall first be applied to any expenses and Enforcement Costs, next to any accrued but unpaid interest then due and owing, and then to outstanding principal then due and owing or otherwise to be prepaid.

2.10.     Taxes. Except to the extent otherwise provided in this Agreement, any and all payments to or for the benefit of the Lender by Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction, setoff or counterclaim of any kind whatsoever on account of any present or future taxes, levies, imposts, deductions, charges or withholdings imposed by the United States of America or any political subdivision thereof arising from or relating to the Loans made under this Agreement and all liabilities with respect thereto.

Section 3.     Representations and Warranties. The Borrower represents and warrants to the Lender that the following statements are true, correct and complete as of the Effective Date and the date of any Disbursement of Loan Proceeds hereunder:

3.1.     Existence; Compliance With Laws. Borrower and each Project Entity (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (b) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (c) is in compliance with all Applicable Laws excepting non-compliance that could not reasonably be expected to result in a Material Adverse Effect.

3.2.     Power; Authorization; Enforceability.

(a)     Borrower has the power and authority, and the legal right, to own or lease and operate its property, to carry on its business as now conducted and as proposed to be conducted, and to execute, deliver and perform the Loan Documents to which it is a party and to obtain the Loan hereunder. Borrower has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and to authorize the borrowing of Loan on the terms and conditions contained herein. No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except corporate and other organizational approvals, which approvals have been obtained and are in full force and effect and true and correct copies of which have provided to Lender. Each Loan Document has been duly executed and delivered by Borrower or each Project Entity which is a party thereto.

(b)     Each Loan Document to which Borrower is a party when delivered hereunder will constitute, a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.3.     No Contravention. The execution, delivery and performance of this Agreement and the other Loan Documents by the Borrower, the borrowing of the Loan hereunder and the use of the Loan Proceeds thereof will not violate any Applicable Law or any Organizational Document or Contractual Obligation of Borrower or any Project Entity and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or assets pursuant to any Applicable Law or any such Organizational Document or Contractual Obligation (other than the Liens created by the Loan Documents). No Applicable Law, Organizational Document or Contractual Obligation applicable to any Loan Party or any Project Entity could reasonably be expected to have a Material Adverse Effect.

3.4.     Financial Statements.

(a)     All financial statements of Borrower delivered to the Lender were prepared in accordance with GAAP or IFRS, as the jurisdiction requires, and fairly present in all material respects the financial condition of Borrower as of the respective dates thereof, subject in the case of the unaudited financial statements to changes resulting from audit and normal-year adjustments and except that the unaudited financial statements may not contain all footnotes required by generally accepted accounting principles.

(b)     Neither the Borrower nor any Project Entity has any Indebtedness or material liabilities other than (i) as reflected on or disclosed in such financial statements, (ii) obligations to fund major maintenance reserves with respect to the Solar Projects as agreed between Borrower and Lender, (iii) as described on Schedule 1.1 and (iv) those incurred pursuant to any of the Operative Documents or otherwise expressly permitted by the provisions of this Agreement.

3.5.     Solvency. The Borrower is, and after giving effect to the incurrence of all Indebtedness and Obligations incurred in connection herewith will be, Solvent.

3.6.     No Event of Default. No default or event of default has occurred and is continuing and no default has occurred and is continuing under or with respect to any Contractual Obligation of the Borrower or any Project Entity that could reasonably be expected to have a Material Adverse Effect.

3.7.    Sole Business; No Employees. The ownership, development, construction and operation of the Solar Projects is and has always been the Project Entities’ sole business. The ownership, development, construction and operation of solar photovoltaic facilities in the United States is and has always been the Borrower’s solar business. No Project Entity is a party to or bound by any material Contractual Obligation other than the Operative Documents to which it is a party. No Project Entity has any employees.

3.8.    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the Borrower's knowledge after reasonable investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower, or against any of its properties or revenues that (a) as of the Effective Date, purport to affect or pertain to the Solar Projects or any Project Document, or (b) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby, or (c) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

3.9.     Equity Interests/Subsidiaries. The Borrower is the beneficial owner, directly or indirectly, of all of the outstanding Equity Interests of Vivo NC-31 and Vivo NC-47 free and clear of all Liens other than Permitted Liens and Permitted Equity Encumbrances. All of the outstanding Equity Interests in Vivo NC-31 and Vivo NC-47 have been validly issued, are fully paid and non-assessable.

3.10.    Accounts. Schedule 3.10 sets forth Borrower’s accounts.

3.11.    Labor Disputes and Acts of God. Neither the business nor the properties of Borrower (or, to the knowledge of the Borrower, any Material Project Counterparty) is affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, volcano, earthquake, embargo, act of God, or of the public enemy, or other casualty or force majeure event (whether or not covered by insurance), which could reasonably be expected to have a Material Adverse Effect.

3.12.     Security Documents. The Security Documents create in favor of the Lender legal, valid, continuing and enforceable security interests in the Collateral, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Upon the proper filing of financing statements in appropriate form in the applicable offices in accordance with the Security Agreements and Pledge Agreement and/or the obtaining of “control” (as defined in the Uniform Commercial Code), the Lender will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral that may be perfected by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the Uniform Commercial Code) or by obtaining control, under the Uniform Commercial Code (in effect on the date this representation is made) in each case prior and superior in right to any other Person, except for Liens permitted under Section 5.2.

3.13.      Operative Documents. Any representations and warranties made by Borrower and the Project Entities in the ECCA and LLCA are true, correct and complete (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

Section 4.     Affirmative Covenants. The Borrower covenants and agrees that so long as any of the Obligations (other than indemnity obligations that survive the termination of the Agreement) remain outstanding, the Borrower shall (subject to the consent rights of the applicable equity holders pursuant to the LLCA and the Holding Company Operating Agreement), and shall cause each of the Project Entities to:

4.1.     Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now being conducted by it and now proposed to be conducted by it, and do and cause to be done all things necessary to maintain and keep in full force and effect its existence in good standing in its jurisdiction of formation and qualified to do business in each jurisdiction in which the conduct of its business requires such qualification and at all times hold itself out to the public as a legal entity separate and distinct from any other entity (including any Affiliate of Borrower). The Project Entities shall engage only in the business contemplated by the Operative Documents.

4.2.     Compliance with Laws. Comply in all material respects with all Applicable Laws and Permits to which Borrower, any Project Entity or any Solar Project are subject.

4.3.     Payment of Liabilities and Taxes. Pay, when due, all of its material Indebtedness and liabilities, all utility and other charges incurred in the construction, operation, maintenance, use, occupancy and upkeep of the Solar Projects, and all assessments and charges lawfully made by any Governmental Authority for public improvements that may be secured by a Lien on the properties of the Borrower, any Project Entity or the Solar Projects, and timely file all Tax returns and pay and discharge promptly all material Taxes imposed upon the Borrower or any Project Entity or upon such party’s income, profits or property, except to the extent the amount or validity thereof is contested in good faith by appropriate proceedings so long as adequate cash reserves have been set aside therefor.

4.4.     Contractual Obligations. Comply in all material respects with each Operative Document and any other Contractual Obligation to which the Borrower or any Project Entity is a party.

4.5.     Use of Loan Proceeds. Except as otherwise expressly required or permitted by this Agreement, the Loan Proceeds shall only be used to fund costs and expenses incurred in connection with the Loan, to repay existing Indebtedness and for general corporate and working capital purposes of VivoPower International PLC and its subsidiaries.

4.6.     Enforcement of Project Documents and Tax Equity Documents. Enforce its material rights under each Project Document and Tax Equity Document to which Borrower or any Project Entity is a party in accordance with its terms and, upon such request of the Lender, make to each other party to each Project Document and Tax Equity Document such demands and requests for information and reports or for action as the Borrower or Project Entity is entitled to make under such Project Document and Tax Equity Document.

4.7.     Deposits into Controlled Account. In the event that Federal Energy Regulatory Commission approval has not been received for the Class B Acquisition within sixty (60) days of the Initial Disbursement or if an Event of Default has occurred and is continuing, Borrower shall, within five (5) Business Days of a request by Lender, provide Lender with evidence that Borrower has a dedicated bank account for all Distributions, and Borrower shall further provide Lender with a Deposit Account Control Agreement for such account in form and substance reasonably acceptable to Lender. Thereafter, Borrower shall cause all Distributions to be deposited into such controlled account.

4.8.     Inspection. Permit the Lender, by its representatives and agents, to inspect the Solar Projects and any of the properties, books and financial records of Borrower (to the extent relating to the Project Entities and the Loan) and any Project Entity, to examine and make copies of the books of accounts and other financial records of Borrower (to the extent relating to the Project Entities and the Loan) and any Project Entity, and to discuss the affairs, finances and accounts of Borrower and any Project Entity, and to be advised as to the same by Borrower and any Project Entity (or its representatives) at such reasonable times and intervals as the Lender may designate; provided, that so long as no Default or Event of Default shall have occurred and be continuing, such inspection shall occur during reasonable business hours and after providing advance notice to Borrower or such Project Entity, in each case subject to customary confidentiality procedures protecting against disclosure of the confidential information of Borrower and its Affiliates. In connection with the foregoing, the Lender and its representatives and agents, at the expense of the Borrower, shall have the right to (a) enter any premises where the Collateral and the records relating thereto may be located and to audit, appraise, examine and inspect the Collateral and all records related thereto and to make extracts therefrom and copies thereof, and (b) verify under reasonable procedures the validity, amount, quality, quantity, value and condition of, and any other matter relating to, the Collateral, including contacting account debtors or any Person possessing any of the Collateral.

4.9.     Further Assurances. Promptly upon the request of the Lender:

(a)     Correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgement, filing or recordation thereof; and

(b)     Do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignments, transfers, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order to:

(i)     carry out more effectively the purposes of the Loan Documents;

(ii)     to the fullest extent permitted by Applicable Law, subject any Collateral to the Liens now or hereafter intended to be created under the Security Documents;

(iii)     perfect and maintain the validity, effectiveness and priority of the Liens intended to be created under the Security Documents; and

(iv)     assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively to the Lender, the rights granted or now or hereafter intended to be granted to the Lender under any Loan Document or under any other instruments executed in connection with any Loan Document to which Borrower is or is to be a party.

Section 5.     Negative Covenants. The Borrower covenants and agrees that so long as any of the Obligations (other than indemnity obligations that survive termination of this Agreement) remain outstanding, the Borrower shall not, and shall cause (subject to the consent rights of the applicable equity holders pursuant to the LLCA and the Holding Company Operating Agreement) each of the Project Entities to not directly or indirectly:

5.1.     Indebtedness. Create, incur, assume or permit to exist any Indebtedness except (a) the Obligations and any Indebtedness to the Lender, (b) trade or other similar Indebtedness incurred in the ordinary course of operating the Solar Projects or the Business of Borrower in accordance with the terms of this Agreement and not more than ninety (90) days past due, (c) Indebtedness incurred by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (d) any Indebtedness which is immediately used to repay the Obligations in full, (e) vehicle financing leases not in excess of $25,000 and (f) any Indebtedness, other than what will be paid with the Loan proceeds, reflected on the financial statements of the Borrower as of the date of this Agreement, so long as such unsecured Indebtedness is subordinated to the Loans and any secured Indebtedness is subordinated to the Loans on terms reasonably acceptable to the Lender.

5.2.    Liens. Create, incur, assume or permit to exist any Lien on any of its property or assets, both now owned and hereafter acquired and including, without limitation, the Collateral, except for Permitted Liens, Permitted Equity Encumbrances or Liens arising out of the Operative Documents.

5.3.     Distributions. Except for (a) distributions made as required under the LLCA and the Holding Company Operating Agreement, (b) distributions and dividends made to the Borrower or any Project Entity, or (c) distributions of the Loan Proceeds for use in accordance with Section 4.5, declare or pay any dividend or distribution (whether in cash, securities or other property) with respect to any Equity Interests in, or subordinated Indebtedness of, the Borrower or any Project Entity, or make any payment (whether in cash, securities or other property) including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance, retirement, acquisition, cancellation or termination of any such Equity Interest in, or subordinated Indebtedness of, the Borrower or any Project Entity or of any option, warrant or other right to acquire any such Equity Interest in, or subordinated Indebtedness of, the Borrower or any Project Entity, or make any tax distributions.

5.4.     Limitations on Restrictive Agreements. Except with respect to the LLCA and the Holding Company Operating Agreement, enter into or permit to exist or become effective any consensual encumbrance or restriction on the ability of the Borrower or any Project Entity to declare or pay any dividend or distribution (whether in cash, securities or other property) with respect to any Equity Interests of the Borrower or such Project Entity, or make any payment (whether in cash, securities or other property) for the redemption, acquisition, or cancellation of any such Equity Interest.

5.5.     Sale of Assets. Sell, convey, license, transfer, assign, lease, abandon or otherwise dispose of (including in a sale and leaseback transaction) any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible including, without limitation, the Collateral, except for (a) sales or dispositions by the Borrower at fair market value the proceeds of which are used repay the Loan and (b) sales or dispositions by the Project Entities in the ordinary course of business at fair market value.

5.6.     Transfer of Interests. Cause, make, suffer, permit or consent to any creation, sale, assignment or transfer of any ownership interest or other interest in the Borrower or any Project Entity, except as required under the LLCA and the Holding Company Operating Agreement, or as expressly permitted under this Agreement or otherwise permitted by the Lender.

5.7.     Loans; Investments; Etc. Other than (x) existing investments in and ownership of the Project Entities and the other Persons in which Borrower holds a direct or indirect interest on the Effective Date and the application of working capital of the Borrower (including cash received from equity owners of the Borrower and distributions received from Subsidiaries of the Borrower) to fund such investments and such Persons, (y) as required by Operative Documents and (z) use of the Loan Proceeds in accordance with Section 4.5, make or permit to remain outstanding any loan, advance, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase or own any Equity Interests, bonds, notes, debentures or other debt securities of or make any other investment in, any Person or enter into any partnership, limited liability company or joint venture in any other Person (all of the foregoing, “Investments”).

5.8.     Fundamental Changes. Merge, consolidate, or combine with any other Person or wind-up, dissolve, liquidate or change its legal form, sell or lease or otherwise transfer or dispose of all or any substantial part of the property, assets or business of or purchase or otherwise acquire substantially all of the assets of any Person.

5.9.     Change of Business; Use of Site. (a) Change the nature of its business or expand its business beyond the business described herein or contemplated in the Operative Documents, (b) with respect to the Project Entities only, acquire, own, lease or license any assets other than the Solar Projects and assets necessary or incidental to the operation of the Solar Projects as contemplated by the Operative Documents, or (c) use the site of the Solar Projects for any purpose other than as necessary for or incidental to the development, construction, use, ownership, maintenance or operation of the Solar Projects as contemplated by the Operative Documents.

5.10.     Modification of Organizational Documents; Material Consents. Without the prior written consent of the Lender, enter into any Supplement to or terminate any of its Organizational Documents, or waive any material provisions thereof or grant any material consents thereunder.

5.11.     Affiliates. Without the prior written consent of the Lender, make any payment to or enter into or participate in any transaction with an Affiliate, unless such transaction is (a) pursuant to an Operative Document or (b) otherwise permitted by the terms of this Agreement and the Operative Documents.

5.12.     Accounts. Maintain any deposit accounts, securities accounts or similar accounts, other than those set forth on Schedule 3.10.

5.13.     Loan Proceeds. Directly or indirectly use, pay, transfer, distribute or dispose of any Loan Proceeds in any manner or for any purposes except as provided in Section 4.5 hereof.

5.14.     Contingent Liabilities. Except as permitted under in this Agreement, become liable as a surety, guarantor, accommodation endorser or otherwise, for or upon the obligation of any other Person or otherwise create, incur, assume or suffer to exist any contingent obligation; provided, however, that this Section 5.14 shall not be deemed to prohibit (a) the acquisition of goods, supplies or merchandise in the normal course of developing, constructing and operating the Solar Projects or the business of Borrower on normal trade credit; (b) the endorsement of negotiable instruments received in the normal course of developing, constructing and operating the Solar Projects; (c) contingent liabilities required under any Permit or Operative Document; or (d) Indebtedness permitted pursuant to Section 5.1.

5.15.     Name and Location; Fiscal Year. (a) Unless thirty (30) days’ notice in writing is delivered to the Lender, change its name, its jurisdiction of organization, its organization identification number, federal identification number, the location of its chief executive office, or its principal place of business, or (b) change its fiscal year without the written consent of the Lender which consent shall not be unreasonably withheld.

Section 6.     Events of Default. The term “Event of Default” shall mean, whenever it is used in this Agreement, any one or more of the following events (and the term “Default” whenever it is used herein, means any one or more of the following events, whether or not any requirement for the giving of notice, the lapse of time, or both has been satisfied):

6.1.     Payment of Obligations. The failure of Borrower to pay, in accordance with the terms of this Agreement, (i) any principal on the Loan on the date that such sum is due; (ii) any interest or fee due and owing to Lender within five (5) days after the date that such sum is due; or (iii) any other amount, cost, charge or other sum due under this Agreement or any other Loan Document within ten (10) days after the date that such sum is due.

6.2.     Failure to Perform Provisions of Loan Documents.

(a)     The failure of the Borrower to perform, observe or comply with Section 4.1 (Conduct of Business and Maintenance of Existence), Section 4.5 (Use of Loan Proceeds) and Section 4.7 (Deposits into Controlled Account) and Section 5 (Negative Covenants) of this Agreement.

(b)     The failure of the Borrower to perform, observe or comply with any of the provisions of this Agreement or the Loan Documents, other than those covered by Sections 6.1 and 6.2(a) above, and such failure is not cured to the satisfaction of the Lender within a period of thirty (30) days after (x) the date of written notice thereof by the Lender to the Borrower or (y) the date the Borrower becomes aware thereof, unless the nature of such failure is such that (i) it can be cured, but cannot be cured within the thirty (30) day period, (ii) the Borrower institutes corrective action within the thirty (30) day period, (iii) the Borrower diligently pursues such action, (iv) the existence of such failure has not had a Material Adverse Effect and could not, after considering the nature of the cure, be reasonably expected to have any Material Adverse Effect as determined by the Lender in its sole discretion, and (v) such failure is cured to the satisfaction of the Lender within a period of sixty (60) days after the date of such written notice or the date the Borrower becomes aware thereof.

(c)     Borrower shall have failed, or shall have permitted any of its Affiliates to fail, to pursue its rights and remedies under a Material Project Document with an Affiliate of Borrower upon a breach by the applicable Affiliate of the terms thereof, and such failure shall continue un-remedied for a period of ten (10) Business Days.

6.3.    Representations and Warranties. If any representation or warranty of Borrower contained herein or in any other Loan Document or any statement or representation made in any certificate by Borrower pursuant to this Agreement or any of the other Loan Documents shall prove to be false, incorrect or misleading in any material respect on the date as of which made.

6.4.     Default under Other Indebtedness. If Borrower or any Project Entity shall default (a) in any payment of any Indebtedness owing to any Person (other than the Lender with respect to the Obligations under the Loan Documents) in an aggregate principal amount in excess of Fifty Thousand Dollars ($50,000), in each case, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or (b) in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur the effect of which default or other event is to cause or to permit the holder of such Indebtedness to cause, with the giving of notice, if required, such Indebtedness to become due prior to its stated maturity, except to the extent the amount or validity of any such Indebtedness owing to any Person other than the Lender is contested in good faith by appropriate proceedings, so long as adequate reserves have been set aside therefor.

6.5.     Liquidation, Termination, Dissolution, Etc. Borrower or any Project Entity shall liquidate, dissolve or terminate its existence.

6.6.     Bankruptcy. A Bankruptcy Event shall occur with respect to Borrower or any Project Entity (a “Bankruptcy Event of Default”).

6.7.     Judgments. One or more judgments or decrees (i) shall be entered against any Borrower or any Project Entity involving in the aggregate a liability in excess of Fifty Thousand Dollars ($50,000), and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days after the entry thereof, or (ii) such judgment or decree would reasonably be expected to materially impair or inhibit the construction of the Solar Projects or the Project Company’s use of the Solar Projects for the purpose for which the Solar Projects were intended (other than (x) a judgment or decree which is fully covered by insurance, bond or other security or satisfied in full or (y) a judgment or decree the execution of which is effectively stayed).

6.8.     Material Adverse Effect. The occurrence of any Material Adverse Effect.

Section 7.     Rights and Remedies.

7.1.     Rights and Remedies. If any Event of Default shall occur and be continuing, the Lender may refuse to make any additional disbursements of Loan Proceeds, and may declare the unpaid principal amount of the Loan together with accrued and unpaid interest thereon and any other Obligations then outstanding to be immediately due and payable, whereupon the same shall become and be forthwith due and payable by the Borrower to the Lender, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Borrower; provided, that, in the case of any Bankruptcy Event of Default, the unpaid principal amount of the Loan, together with accrued and unpaid interest thereon and all other Obligations then outstanding shall be automatically and immediately due and payable by the Borrower to the Lender without notice, presentment, demand, protest or other action of any kind, all of which are expressly waived by the Borrower. Upon the occurrence and during the continuation of any Event of Default, then in each and every case, the Lender shall be entitled to exercise in any jurisdiction in which enforcement thereof is sought, all rights and remedies available to the Lender under the other provisions of this Agreement and the other Loan Documents, the rights and remedies of a secured party under the Uniform Commercial Code with respect to the Collateral and all other rights and remedies available to the Lender under Applicable Law, all such rights and remedies being cumulative and enforceable alternatively, successively or concurrently.

7.2.     Remedies Under Loan Documents.

(a)     If any Event of Default shall occur and be continuing, without being limited by any of the foregoing, Lender may exercise any and all rights and remedies available to it under any of the Loan Documents, including judicial or non-judicial foreclosure or public or private sale of any of the Collateral, and including the right to enforce the rights and remedies of any Project Entity pursuant to any Material Project Document.

(b)     If any Default shall occur and be continuing, without being limited by any of the foregoing, Lender may exercise exclusive control over a controlled account created by any Deposit Account Control Agreement, and shall be and hereby is authorized to take all steps reasonably necessary and incidental to the exercise of such controlled account.

7.3.     Interest on Late Payments. Any amounts owing under this Agreement, including the outstanding principal amount of the Loan and interest owing thereon, that are not paid when due hereunder shall bear interest from the date of such Event of Default until such Event of Default has been cured to the satisfaction of the Lender, at a per annum rate equal to the lesser of (a) eighteen percent (18%), (which amount shall increase by three percent (3%) every three calendar months until such amount is paid in full) or (b) the highest rate permitted under Applicable Law, irrespective of whether or not as a result thereof, any of the Obligations have been declared due and payable or the maturity thereof accelerated. The Borrower shall on demand from time to time pay such interest to the Lender and the same shall be a part of the Obligations hereunder.

7.4.     Liens, Set-Off. As security for the payment and performance of the Obligations, the Borrower hereby grants to the Lender a continuing security interest and lien on, in and upon all indebtedness owing to, and all deposits (general or special), credits, balances, monies, securities and other property of, the Borrower and all proceeds thereof, both now and hereafter held or received by, in transit to, or due by, the Lender. In addition to, and without limitation of, any rights of the Lender under Applicable Laws, if any Event of Default occurs, the Lender may, to the fullest extent permitted by Applicable Law, at any time and from time to time thereafter, without notice to the Borrower, set-off, hold, segregate, appropriate and apply at any time and from time to time thereafter all such indebtedness, deposits, credits, balances (whether provisional or final and whether or not collected or available), monies, securities and other property toward the payment of all or any part of the Obligations in such order and manner as the Lender in its sole discretion may determine and whether or not the Obligations or any part thereof shall then be due or demand for payment thereof made by the Lender.

7.5.     Enforcement Costs. The Borrower agrees to pay to the Lender on demand all Enforcement Costs paid, incurred or advanced by or on behalf of the Lender. As used herein, the term “Enforcement Costs” shall mean and include collectively all out of pocket expenses, charges, recordation or other Taxes, costs and fees (including all reasonable fees, charges and expenses of internal or external counsel) of any nature whatsoever advanced, paid or incurred by or on behalf of the Lender in connection with the enforcement of this Agreement or the other Loan Documents, including without limitation, (i) the collection of the Obligations, (ii) the enforcement of this Agreement or any of the other Loan Documents, (iii) the creation, perfection, maintenance, preservation, defense, protection, realization upon, disposition, collection, sale or enforcement of all or any part of the Collateral, and (iv) the exercise by the Lender of any rights or remedies available to it under the provisions of this Agreement, or any of the other Loan Documents. All Enforcement Costs shall be a part of the Obligations hereunder.

7.6.     Application of Proceeds. Any proceeds of the collection of the Obligations and/or the sale or other disposition of the Collateral (including any Proceeds received by the Lender) will be applied by the Lender to the payment of Enforcement Costs, and any balance of such proceeds (if any) will be applied by the Lender to the payment of the remaining Obligations (whether then due or not), at such time or times and in such order and manner of application as the Lender may from time to time in its sole discretion determine. If the sale or other disposition of the Collateral fails to satisfy all of the Obligations, the Borrower shall remain liable to the Lender for any deficiency.

7.7.     Remedies, Etc.; Cumulative. Each right, power and remedy of the Lender as provided for in this Agreement or in the other Loan Documents or now or hereafter existing under Applicable Laws or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Agreement or in the other Loan Documents or now or hereafter existing under Applicable Laws or otherwise, and the exercise or beginning of the exercise by the Lender of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the Lender of any or all such other rights, powers or remedies.

7.8.     No Waiver, Etc. No failure or delay by the Lender to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement or of the other Loan Documents, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, condition, covenant or agreement or of any such breach, or preclude the Lender from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any amount payable under this Agreement or under any of the other Loan Documents, the Lender shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under this Agreement or under any of the other Loan Documents, or to declare an Event of Default for failure to effect such prompt payment of any such other amount. The payment by the Borrower or any other Person and the acceptance by the Lender of any amount due and payable under the provisions of this Agreement or the other Loan Documents at any time during which an Event of Default exists shall not in any way or manner be construed as a waiver of such Event of Default by the Lender or preclude the Lender from exercising any right of power or remedy consequent upon such Event of Default

Section 8.     Miscellaneous.

8.1.     Course of Dealing; Amendment. No course of dealing between the Lender and the Borrower shall be effective to amend, modify or change any provision of this Agreement or the other Loan Documents. The Lender shall have the right at all times to enforce the provisions of this Agreement and the other Loan Documents in strict accordance with the provisions hereof and thereof, notwithstanding any conduct or custom on the part of the Lender in refraining from so doing at any time or times. The failure of the Lender at any time or times to enforce its respective rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or the other Loan Documents or as having in any way or manner modified or waived the same. This Agreement and the other Loan Documents may not be amended, modified, or changed in any respect except by an agreement in writing signed by the Lender and the Borrower.

8.2.     Waiver. The Lender may, at any time and from time to time, execute and deliver to the Borrower a written instrument waiving, on such terms and conditions as the Lender may specify in such written instrument, any of the requirements of this Agreement or of the other Loan Documents or any Event of Default or Default and its consequences, provided, that any such waiver shall be for such period and subject to such conditions as shall be specified in any such instrument. In the case of any such waiver, the Borrower and the Lender shall be restored to their former positions prior to such Event of Default or Default and shall have the same rights as they had hereunder. No such waiver shall extend to any subsequent or other Event of Default or Default, or impair any right consequent thereto and shall be effective only in the specific instance and for the specific purpose for which given.

8.3.     Notices. All notices, requests, demands and other communications to or upon the parties to this Agreement, required or permitted hereunder, shall be in writing and given by delivery to a nationally recognized overnight express courier service which provides a receipt for delivery, or by certified mail, postage prepaid, return receipt requested, or by electronic mail transmission, addressed to the Person to whom such communication is to be given, at the following addresses:

If to the Lender:	New Energy Solar US Corp.
140 Broadway, 28th Floor New York, NY 10005 Attention: Treasury Manager Tel: (646) 860-9900 Email: treasury@newenergysolar.com.au

With a copy to (which shall not constitute notice):
Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, WI 53202 Attention: David W. Clark, Esq. Tel: (414) 297-5616 Email: dwclark@foley.com

If to the Borrower:	VivoPower USA LLC 140 Broadway, 28th Floor New York, NY 10005 Attention: Director of Finance Email: notice@vivopower.com

With a copy to (which shall not constitute notice):
VivoPower USA LLC 140 Broadway, 28th Floor New York, NY 10005 Attention: Nicholas Olmsted E-mail: nicholas.olmsted@vivopower.com

Notices shall be deemed given on the next Business Day, if by recognized overnight express courier or electronic mail, or on the third Business Day after deposit with the United States postal service, if by certified mail, postage prepaid, return receipt requested. Any of the persons listed above may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent, such further or different address to be effective at the later of three (3) days after notice of such further or different address is sent or the date designated in such notice.

8.4.     Costs and Expenses. The Borrower agrees to pay to the Lender on demand all fees, recordation and other similar Taxes, costs and expenses of whatever kind and nature, including attorneys’ fees and disbursements, which the Lender may incur or which are payable in connection with the closing and the administration of the Loan, including, without limitation, the due diligence review, preparation and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof, whether or not the transactions contemplated hereby or thereby shall be consummated, the recording or filing of any and all of the Loan Documents and obtaining lien searches. All such fees, costs, recordation and other similar Taxes shall be a part of the Obligations hereunder.

8.5.     Applicable Law; Consent to Jurisdiction. This Agreement and the other Loan Documents have been delivered to and accepted by the Lender and will be deemed to be made in the State of New York. This Agreement and any other Loan Document (unless otherwise expressly provided for therein), and the rights and obligations of the parties hereunder shall be governed by and determined in accordance with the laws of the State of New York, without reference to conflicts of laws principles. Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against Lender in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or its properties in the courts of any jurisdiction. Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

8.6.     Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE LENDER AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THE LOAN, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE LENDER OR THE BORROWER. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BORROWER AND THE LENDER TO ENTER INTO THIS AGREEMENT.

8.7.     Assignment. No party hereto shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the other party hereto.

8.8.     Limitation on Liability. No claim shall be made by the Borrower against the Lender or any of its Affiliates, directors, employees, attorneys, or agents, on the one hand, or by the Lender against the Borrower or any of its Affiliates, directors, employees, attorneys or agents, on the other hand, for any loss of profits, business or anticipated savings, special or punitive damages or any indirect or consequential loss whatsoever in respect of any breach or wrongful conduct (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Operative Documents or any act or omission or event occurring in connection therewith, and the Borrower and the Lender each hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

8.9.     Indemnification.

(a)     The Borrower hereby agrees to indemnify, defend and hold harmless the Lender, each legal entity, if any, who controls, is controlled by or is under common control with, the Lender (including its Affiliates), and each of their respective directors, officers, employees, attorneys, advisors and agents (each an “Indemnified Party”), against, all liabilities, losses, damages (including all fees and charges of internal or external counsel with whom any Indemnified Party may consult and all expenses of litigation and preparation therefor), causes of action, suits, claims, costs and expenses, demands and judgments of any nature incurred by, imposed upon or asserted against any Indemnified Party, arising out of, in connection with, or by reason of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated by any Loan Document, the performance (or failure to perform) by the parties thereto of their respective obligations under any Loan Document or the consummation of the transactions contemplated by the Loan Documents, (ii) the Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, investigation, litigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Affiliates, and regardless of whether any Indemnified Party is a party thereto, provided that such indemnity shall not be available to any Indemnified Party to the extent that such claims, damages, losses, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of an Indemnified Party or its material breach of this Agreement. This Section 8.9 shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(b)     Borrower shall pay all amounts due under this Section 8.9 promptly after demand therefor.

(c)     The provisions of this Section 8.9 shall survive the termination of this Agreement, the payment in full of the Obligations and the assignment of any rights hereunder by the Lender.

8.10.     Entire Agreement. This Agreement, the other Loan Documents and any agreement, document or instrument referred to herein to which the Lender, the Borrower or other Loan Parties are parties integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings with respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Agreement shall control.

8.11.     No Advisory or Fiduciary Responsibility; No Partnership, Etc. Lender and Borrower intend that the relationship between them pursuant to and with respect to the Loan Documents shall be solely that of creditor and debtor. Nothing contained in this Agreement or in any of the other Loan Documents shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between Lender and Borrower or any other Person. Lender shall not be in any way responsible or liable for the debts, losses, obligations or duties of Borrower or any Affiliate of Borrower, or any other Person with respect to the Material Project Documents, the Solar Projects or otherwise as a result of the Loan Documents.

8.12.     Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

8.13.     Survival. All representations, warranties and covenants contained among the provisions of this Agreement and the other Loan Documents shall survive the execution and delivery of this Agreement and all other Loan Documents.

8.14.     Binding Effect; Assignment. The provisions of this Agreement and all other Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective permitted successors and assigns.

8.15.     Time of Essence. Time is of the essence in connection with all obligations of the Borrower hereunder and under any of the other Loan Documents.

8.16.     Duplicate Originals and Counterparts. This Agreement and any Supplements hereto or in connection herewith may be executed in any number of duplicate counterparts, each of which shall be deemed to be an original, and all taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart.

8.17.    No Third Party Beneficiary. This Agreement is made solely and specifically by and for the benefit of the parties hereto, and their respective permitted successors and assigns, and no other Person will have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

8.18.     Non-Usurious Interest. Notwithstanding any provision of this Agreement to the contrary, in no event shall the interest contracted for, charged or received in connection with the Loan (including any other costs or considerations that constitute interest under Applicable Law which are contracted for, charged or received pursuant to this Agreement) exceed the maximum rate of interest allowed under Applicable Law.

8.19.     Publicity. Any publicity and press releases that Borrower may wish to publish mentioning the Lender shall be subject to the Lender’s prior written approval; provided that no such approval shall be required to the extent that such disclosure is required by Applicable Law, a subpoena or any other applicable legal process or by a Governmental Authority or rules or regulations of a securities exchange having jurisdiction over Borrower or its Affiliates.

8.20.     Headings. Paragraph headings and a table of contents have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

(Signatures appear on the following page)

IN WITNESS WHEREOF, intending to be legally bound hereby, the Borrower and the Lender have each caused this Agreement to be executed and delivered as of the day and year first written above.

BORROWER: VIVOPOWER USA LLC, a Delaware limited liability company

By:	/s/Carl Weatherley-White
Name:	Carl Weatherley-White
Title:	Chief Financial Officer and Secretary

[Signature Page to Bridge Loan Agreement]

IN WITNESS WHEREOF, intending to be legally bound hereby, the Borrower and the Lender have each caused this Agreement to be executed and delivered as of the day and year first written above.

LENDER: NEW ENERGY SOLAR US CORP.

By:	/s/ Tom Kline
Name:	Thomas Oliver Kline
Title:	Vice President

[Signature Page to Bridge Loan Agreement]

SCHEDULE 1.1

EPC MATTERS

VivoPower USA LLC is party to an agreement with DEPCOM Power or its affiliate (“DEPCOM”) relating to selection of EPC contracts for certain of Vivo’s development projects (other than the Solar Projects). Vivo anticipates amending the agreement to include an escrow and payment obligation in favor of DEPCOM with respect to certain cash amounts and a lien on the membership interests in VivoPower (USA) Development LLC, a Delaware limited liability company (which are owned by VivoPower USA LLC) to secure such payment obligation.

SCHEDULE 3.10

BORROWER ACCOUNTS

Deposit Accounts

Deposit account in the name of VivoPower USA LLC at Bank of America

Securities Accounts

None

S-1